Exhibit 99.1

CIT Bank Announces Commencement of Tender Offer for its 2.969% Senior Unsecured Fixed-to-Floating Rate Notes Due 2025

NEW YORK – May 26, 2020 – CIT Bank, N.A. (CIT Bank), the banking subsidiary of CIT Group Inc. (NYSE: CIT) (CIT), today announced that it has commenced a cash tender offer to purchase any and all of its 2.969 % Senior Unsecured Fixed-to-Floating Rate Notes due 2025. As of May 26, 2020, CIT Bank had $550 million aggregate principal amount of the notes outstanding. The tender offer is being made pursuant to an offer to purchase, dated as of May 26, 2020, and a notice of guaranteed delivery. The tender offer will expire at 5:00 p.m., New York City time, on June 1, 2020, unless extended or earlier terminated as described in the offer to purchase (such time and date, as they may be extended, the Expiration Time).

Holders of the notes who validly tender (and do not validly withdraw) their notes prior to the Expiration Time, or who deliver to the tender agent and information agent a properly completed and duly executed notice of guaranteed delivery in accordance with the instructions described in the offer to purchase, will be eligible to receive total cash consideration of $930 per $1,000 principal amount of notes, plus any accrued and unpaid interest from the last interest payment date up to, but not including, the settlement date, which is expected to occur on June 4, 2020 (the third business day after the Expiration Time). Tendered notes may be withdrawn at any time at or prior to the Expiration Time. CIT Bank reserves the right to terminate, withdraw or amend the tender offer at any time, subject to applicable law.

The tender offer is subject to the satisfaction or waiver of certain conditions. The tender offer is not conditioned on any minimum amount of notes being tendered.

The tender offer is being made pursuant to the terms and conditions contained in the offer to purchase and related notice of guaranteed delivery, copies of which may be obtained from D.F. King & Co., Inc., the information agent for the offer, by telephone at (800) 628-8532 (toll-free) or for banks and brokers, at (212) 269-5550 (Banks and Brokers only), email at cit@dfking.com or at the following web address: www.dfking.com/cit.

Persons with questions regarding the tender offer should contact the dealer manager: J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, Attn: Liability Management Group, Collect: (212) 834-4087, Toll-Free by telephone at (866) 834-4666.

None of CIT Bank, CIT, the dealer manager, the tender offer agent, the information agent or the issuing and paying agent for the notes, or any of their respective affiliates, is making any recommendation as to whether holders should tender any notes in response to the tender offer.

Holders must make their own decision as to whether to tender any of their notes and, if so, the principal amount of notes to tender.

This announcement is not an offer to purchase or a solicitation of an offer to sell any securities. The tender offer is being made solely by means of the offer to purchase and the related notice of guaranteed delivery.

About CIT

CIT is a leading national bank focused on empowering businesses and personal savers with the financial agility to navigate their goals. CIT Group Inc. (NYSE: CIT) is a financial holding company with over a century of experience and operates a principal bank subsidiary, CIT Bank, N.A. (Member FDIC, Equal Housing Lender). CIT’s commercial banking segment includes commercial financing, community association banking, middle market banking, equipment and vendor financing, factoring, railcar financing, treasury and payments services, and capital markets and asset management. CIT’s consumer banking segment includes a national direct bank and regional branch network. Discover more at cit.com/about.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of applicable federal securities laws that are based upon our current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. The words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “commence,” “seek,” “may,” “will,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements contained in this press release, other than statements of historical fact, including without limitation, statements about our plans, strategies, prospects and expectations regarding future events and our financial performance, are forward-looking statements that involve certain risks and uncertainties. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and our actual results may differ materially. We further describe these and other risks that could affect our results in Item 1A, “Risk Factors,” of CIT’s latest Annual Report on Form 10-K for the year ended December 31, 2019 and CIT’s latest quarterly report on Form 10-Q for the quarter ended March 31, 2020, both of which were filed with the Securities and Exchange Commission. Accordingly, you should not place undue reliance on the forward-looking statements contained in this press release. These forward-looking statements speak only as of the date on which the statements were made. Neither CIT Bank nor CIT undertakes any obligation to update publicly or otherwise revise any forward-looking statements, except where expressly required by law.

Contacts

MEDIA RELATIONS:

Gina Proia

(212) 771-6008

Gina.Proia@cit.com

INVESTOR RELATIONS:

Barbara Callahan

(973) 740-5058

Barbara.Callahan@cit.com